Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 12, 2009, relating to the consolidated financial statements and financial statement schedule of Lincoln Educational Services Corporation and subsidiaries (the “Company”) (which report expressed an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
April 30, 2009